SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  Paradigm Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

Nine Elk Street

Albany, New York 12207

TELEPHONE NUMBER:

(518) 431-3516

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Mae Cavoli

Nine Elk Street

Albany, New York 12207

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/_/No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Albany and State of New York on this 11th day of October, 2002.

ATTEST:

PARADIGM FUNDS

/s/ Mae Cavoli

/s/ M. Bruce Cohen________

Mae Cavoli, Secretary

By:  M. Bruce Cohen, Trustee